FOR IMMEDIATE RELEASE

Contact:	Joseph T. Schepers Vice President, Corporate Communications (770) 419-3355

CRYOLIFE RECEIVES AMERICAN ASSOCIATION OF TISSUE BANKS (AATB)  ACCREDITATION

ATLANTA (February 1, 2005) – CryoLife, Inc. (NYSE: CRY), a biomaterials and biosurgical device company, announced today that it received accreditation from the American Association of Tissue Banks (AATB). The AATB is a scientific, not-for-profit peer group organization that facilitates the provision of high quality transplantable human tissues in quantities sufficient to meet national needs.

“CryoLife is pleased to join the AATB, which is highly regarded and recognized within the tissue banking industry and medical community. For over twenty years, CryoLife has served as a technological bridge between donor families and allograft recipients. CryoLife is dedicated to improving the health and quality of life around the world through tissue transplantation and its biosurgical adhesive, BioGlue. Since the Company was founded in 1984, more than 100,000 CryoLife-processed human tissues have been implanted in patients,” said Steven G. Anderson, CryoLife President and Chief Executive Officer.

“CryoLife is one of the largest tissue processors in the country with an extensive history of providing innovative tissue technologies to the transplant community and we welcome them as a member of the AATB,” stated P. Robert Rigney, Jr., J.D., Chief Executive Officer of AATB.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels, and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SG Model #100 vascular graft, which is CE marked for distribution within the European Community.

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